Exhibit 99.1

North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution: Iowa Newsline
November 3, 2009

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES PRELIMINARY RESULTS FOR THIRD
QUARTER 2009

Fort Dodge, Iowa – North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today net income of $1.00 million, or $0.65 per diluted share, for the quarter ended September 30, 2009, compared to a net loss of $(2.75) million, or $(2.05) per diluted share, for the quarter ended September 30, 2008.  Net income increased by $5.58 million to $2.68 million, or $1.71 per diluted share, for the nine months ended September 30, 2009, compared to a net loss of $(2.90) million, or $(2.17) per diluted share, for the nine months ended September 30, 2008.  The increase in earnings for the third quarter 2009 and nine month period year to date compared to the same periods in 2008 was primarily due to a decrease in other-than-temporary impairment on the investment portfolio and an increase in net interest income, offset in part by increases in provision for loan losses and FDIC insurance expense.

Net interest income for the quarter ended September 30, 2009 was $3.75 million, compared to net interest income of $3.29 million for the quarter ended September 30, 2008.  The increase in net interest income was primarily due to an increase in net interest spread (the difference in the average yield on assets and average cost of liabilities).  Net interest spread increased to 3.27% for the quarter ended September 30, 2009 from 2.70% for the quarter ended September 30, 2008.

The Company’s provision for loan losses was $450,000 and $60,000 for the quarters ended September 30, 2009 and 2008, respectively.  The provision for loan losses for the first nine months of 2009 was $1.22 million compared to $280,000 for the first nine months of 2008. Additions to the allowance for loan losses during the first nine months of 2009 were driven by a variety of factors including a deterioration of economic conditions both locally and nationally, downgrades in internal risk ratings, reductions in appraised values, and higher levels of charge-offs. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectibility of the Bank’s loan portfolio.

The allowance for loan losses at September 30, 2009 was 1.52 percent of loans and 51.92 percent of nonaccrual loans, compared to 1.32 percent of loans and 134.34 percent of nonaccrual loans at December 31, 2008. Nonperforming assets were $13.62 million, or 3.01 percent of total assets, at September 30, 2009, compared to $9.21 million, or 1.95 percent of total assets, at December 31, 2008, and $12.07 million, or 2.62 percent of total assets, at June 30, 2009.

The Company’s noninterest income was $1.93 million and $1.92 million for the quarters ended September 30, 2009 and 2008, respectively.  The increase in noninterest income, for the quarter ended September 30, 2009 compared to September 30, 2008, was primarily due to increases in mortgage banking income by $66,000, investment and insurance sales by $46,000, and loan prepayment fees by $30,000. These increases were offset in part by a decrease in abstract fees of $15,000, fees and service charges on checking accounts of $86,000, and foreclosed real estate net earnings of $29,000.

Total securities gains increased to $6,000 for the quarter ended September 30, 2009 compared to a loss of $3.85 million for the quarter ended September 30, 2008.  During the quarter and nine months ended September 30, 2008 the Company recorded an other-than-temporary impairment on securities available-for-sale of $3.85 million and $5.81 million, respectively, primarily due to investments in Fannie Mae and Freddie Mac preferred stock.  The Company no longer holds investments in these entities.

The Company’s noninterest expense was $3.73 million and $3.56 million for the quarters ended September 30, 2009 and 2008, respectively.  The increase in noninterest expense was primarily due to increases in compensation and employee benefits primarily due to an increase in the number of full time equivalent employees, FDIC insurance expense and professional fees, offset by decreases on impairment on other real estate owned and data processing fees for the quarters ended September 30, 2009 and 2008, respectively.

The Company’s provision for income taxes was $513,000 and $495,000 for the quarters ended September 30, 2009 and 2008, respectively.  The increase in the provision for income taxes was primarily due to an increase in income before income taxes and an increase in the Company’s effective tax rate.  During the third quarter 2008, the Company recorded other-than-temporary impairments with minimal tax benefit.

Total assets at September 30, 2009 were $453.3 million, compared to $473.3 million at December 31, 2008.  Net loans decreased by $16.9 million, or 4.2%, to $383.9 million at September 30, 2009, from $400.8 million at December 31, 2008.  The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, multi-family and consumer loans.  At September 30, 2009, net loans consisted of (i) $154.6 million of one-to-four family real estate representing a decrease of $15.7 million from December 31, 2008, (ii) $89.0 million of commercial real estate loans representing a decrease of $6.6 million from December 31, 2008, (iii) $64.8 million of multi-family real estate loans representing an increase of $7.3 million from December 31, 2008, and (iv) $75.5 million of consumer loans representing a decrease of $1.9 million from December 31, 2008.  Cash and cash equivalents decreased $4.5 million, or 27.7%, to $11.8 million at September 30, 2009, compared to $16.3 million at December 31, 2008.  The decrease in cash and cash equivalents was primarily due to a decrease in FHLB borrowed funds and deposits.  Securities available-for-sale increased $2.3 million from December 31, 2008, primarily due to the purchase of $8.0 million of securities during the nine months ended September 30, 2009, offset by payments, maturities and sale of securities.

Deposits decreased $21.4 million, or 6.1%, to $328.8 million at September 30, 2009, from $350.2 million at December 31, 2008.  The decrease in deposits was primarily due to a decrease in certificates of deposits and brokered deposits, offset by increases in NOW, money market and savings accounts.  Borrowed funds decreased $9.5 million, or 11.6%, to $72.8 million at September 30, 2009, from $82.3 million at December 31, 2008.

The Bank remains “well capitalized” for regulatory capital purposes. See the Selected Financial Ratios included in the Financial Highlights below. Stockholders’ equity was $48.1 million at September 30, 2009, compared to $35.2 million at December 31, 2008.  Common stockholders’ equity per share was $28.15 at September 30, 2009, compared to $26.21 at December 31, 2008. The ratio of stockholders’ equity to total assets was 10.61% at September 30, 2009, compared to 7.44% at December 31, 2008.

All common stockholders of record on September 18, 2009, received a quarterly cash dividend of $0.01 per common share on October 9, 2009.  In addition, on August 15, 2009 the Company paid an aggregate cash dividend of $127,500 on the cumulative preferred stock issued to the Treasury.  As of September 30, 2009, the Company had 1,346,448 shares of common stock outstanding and 10,200 shares of cumulative preferred stock outstanding.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, except per share and share data)	September 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$11,766	$16,282
Securities available-for-sale	29,881	27,530
Loans (net of allowance for loan loss of $5,957 and $5,379, respectively)	383,867	400,787
Other assets	27,742	28,699

Total assets	$453,256	$473,298
Liabilities
Deposits	$328,752	$350,170
Other borrowed funds	72,826	82,349
Other liabilities	3,577	5,567
Total liabilities	405,155	438,086

Stockholders' equity	48,101	35,212

Total liabilities and stockholders' equity	$453,256	$473,298

Stockholders' equity to total assets	10.61%	7.44%

Book value per common share	$28.15	$26.21

Total shares of common stock outstanding	1,346,448	1,343,448

Total shares of cumulative preferred stock outstanding	10,200	-

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in Thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Interest income	$6,158	$6,966	$18,910	$21,609
Interest expense	2,406	3,676	8,149	11,864
Net interest income	3,752	3,290	10,761	9,745
Provision for loan loss	450	60	1,220	280
Net interest income after provision for loan loss	3,302	3,230	9,541	9,465
Noninterest income	1,933	1,922	6,078	5,530
Securities gains/(losses), net	6	(3,851)	(38)	(5,811)
Noninterest expense	3,726	3,556	11,580	10,935
Income /(loss) before income taxes	1,515	(2,255)	4,001	(1,751)
Income taxes	513	495	1,323	1,152
Net income/(loss)	$1,002	$(2,750)	$2,678	$(2,903)

Preferred stock dividends and accretion of discount	132	-	383	-
Net income/(loss) available to common shareholders	870	(2,750)	2,295	(2,903)

Basic earnings/(loss) per common share	$0.65	$(2.05)	$1.71	$(2.17)
Diluted earnings/(loss) per common share	$0.65	$(2.05)	$1.71	$(2.17)

Selected Financial Ratios	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Performance ratios
Net interest spread	3.27%	2.70%	3.05%	2.58%
Net interest margin	3.51%	2.90%	3.29%	2.79%
Return on average assets	0.88%	(2.25)%	0.77%	(0.77)%
Return on average equity	8.42%	(27.22)%	7.68%	(9.43)%

	September 30, 2009	September 30, 2008
Capital ratios (First Federal Savings Bank of Iowa)
Tangible*	9.71%	7.34%
Core*	9.71%	7.34%
Risk-based*	14.64%	11.14%
*Exceeds regulatory definition of “well capitalized”